Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of GrafTech International Ltd. of our report dated March 15, 2010, except as to the subsequent events described in Note 13 which is as of May 21, 2010, relating to the consolidated financial statements of Seadrift Coke L.P. and Subsidiary as of December 31, 2009 and 2008 and for the years then ended, which appears in GrafTech International Ltd.’s Current Report on Form 8-K dated November 30, 2010.

/s/ Alpern Rosenthal

Pittsburgh, Pennsylvania

November 30, 2010